TECHNOLOGY RESEARCH CORPORATION
                     1993 INCENTIVE STOCK OPTION PLAN



1.   Purpose

     The purpose of this 1993 Incentive Stock Option Plan (the "Plan") is to promote the interests of TECHNOLOGY RESEARCH CORPORATION, a Florida corporation (the "Company"), its shareholders and key employees by providing such employees of the Company with an opportunity to acquire shares of its authorized common stock and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. It is intended that each option granted under the Plan shall constitute an "incentive stock option" within the meaning of that term as contained in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in any amendment thereto.

2.   Administration

     (a)   Administration by Compensation Committee:

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), as such Committee may be constituted from time to time by the Board. The Committee shall consist of at least two members of the Board, each of whom shall serve at the pleasure of the Board, qualify as a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and may be removed from the Committee by the Board at any time, with or without cause or notice. Any member of the Committee may resign by giving written notice to the Chairman of the Board no fewer than 15 days prior to the effective date of such resignation. Upon the death, resignation or removal of any member of the Committee, the remaining members shall constitute the entire Committee until such time as the Board shall choose to appoint and seat a successor to such member. Notwithstanding anything in this Plan to the contrary, no member of the Committee shall during his period of appointment or within one year prior to such appointment be eligible for participation under the Plan or under any other plan of the Company which would entitle him to acquire shares of its authorized capital stock, options to acquire such stock or appreciation rights related to the value thereof.

     (b)  Procedural Guidelines:

     The Committee shall act by agreement of a majority of its entire membership, either by vote taken at a duly convened meeting (which may include a meeting conducted by way of conference telephone call) or by written direction executed by all members of the Committee. In the event of a deadlock or other situation which prevents agreement by a majority of the Committee members, the unresolved matter shall be decided by action of the Board.

     (c)   Powers and Duties:

     The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purpose of the Plan not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and not in limitation but in amplification the foregoing, shall have the power and/or obligation to:
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     (1)   provide rules and regulations for the administration of the Plan and the conduct of the Committee's affairs, and from time to time, as appropriate, to amend or supplement such rules and regulations;

     (2) construe all aspects of the Plan, decide all questions of eligibility for participation therein, and determine the amount of stock to be issued upon exercise of a particular option (in accordance with the provisions of Section 5. Below), which determinations, as long as made in good faith, shall be final and conclusive on all persons interested in the Plan;

     (3) correct any defect, supply any omission or reconcile any inconsistency in the Plan of a procedural nature in such manner and to such extent as it shall deem advisable to maintain the Plan in the manner intended; but it shall have no power to add to, subtract from or modify any of the substantive terms of the Plan, change or add to any benefits provided hereby, or waive or fail to apply any requirements existing as a condition precedent to the actual award of such benefits;

     (4) appoint or employ such advisors, agents or representatives as it shall reasonably deem advisable in connection with its proper administration of the Plan, who may but need not be participants, and to rely upon their written opinions, certificates or advice;

     (5) to determine the key employees to whom awards hereunder shall be granted;

     (6) to determine the times or time at which such awards shall be granted; and

     (7) to determine the limitations, restrictions and conditions applicable to any such award.


In making such determinations, the Committee may take into account the nature of the services rendered by such employees, or classes of employees, their present and potential contribution to the Company's success and such other factors as the Board in its discretion shall deem relevant.

     (d)  Compensation and Expenses:

     The members of the Committee shall receive no special compensation as a result of the rendition of their services to the Plan, but shall be entitled to receive reimbursement for any reasonable expenses actually incurred in administering the Plan, as long as the same are substantiated in such manner as the Board may require. All such expenses as authorized by the Board shall be paid by the Company.

     (e)  Information Furnished to Committee:

     The Company shall furnish to the Committee in writing such information as the Committee may request in the exercise of its powers and duties in the administration of the Plan, which information may include, but shall not be limited to, the name of each employee of the Company and his or her date of birth, employment, and, if known, probable termination of service.



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3.   Eligibility

     The persons eligible to receive options under the Plan shall be such key employees of the Company as the Committee may select, expressly including officers, whether or not they are directors. Multiple options may be granted to an individual, but only on the terms and subject to the restrictions hereinafter set forth.

4.   Shares Subject to Plan: Shareholder Approval

     (a)   Shares Reserved Under the Plan.

     The Shares which may be issued and delivered upon exercise of options granted under the Plan shall be shares of the Company's authorized but unissued or issued and reacquired common stock, par value $.17 per share (the "Shares"). The aggregate number of Shares which may be issued on exercise of all options granted under the Plan shall not exceed 500,000. If any option outstanding under the Plan expires or terminates before being completely exercised, the Shares subject to the unexercised portion of such option may again be made subject to options subsequently granted under the Plan.

     Appropriate adjustments in the number of Shares available under the Plan and in the option price per Share shall be made by the Committee to give effect to adjustments made in the number of Shares as the result of any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change in the capital structure of the Company.

     A liquidation or dissolution of the Company shall cause each outstanding option to terminate. A merger or consolidation in which the Company is not the surviving corporation shall cause a similar termination unless the option shall instead be converted into an option to acquire a commensurate number of shares of the authorized capital stock of the entity into which the Company is merged or with which it is consolidated. If such a termination is to be effected, each optionholder shall have the right at a time designated by the Committee prior to such liquidation, dissolution, merger or consolidation to fully exercise his or her option.

     (b)  Shareholder Approval.

     The Plan shall become effective only if approved by the affirmative vote, in person or by proxy, of the holders of a majority of the Shares present and entitled to vote at a meeting held to take action thereon at which a quorum is present.

5.   Terms and Conditions of Options

     Options may be granted under the Plan in such numbers, at such prices and on such terms and conditions as the Committee shall determine, provided that such options shall comply with and be subject to the following terms and conditions:

     (a)  Annual Grant Limitation.

     No employee shall be granted an option in any calendar year to the extent that the aggregate fair market value of Shares made subject to such option (determined as of the time such option is granted) which are
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exercisable for the first time by a key employee during any one calendar year shall not exceed the sum of $100,000.

     (b)  Option Agreement.

       All options granted under the Plan shall be evidenced by a written option agreement stating the number of shares capable of being purchased upon its exercise and otherwise in such form as the Committee may periodically approve and containing such terms and conditions, including the period of exercise and whether in installments or otherwise, as shall be contained therein, which need not be the same for all options.

     (c)  Date of Grant.

     The date on which an option grant is approved by the Committee or the date on which the option holder commences employment with the Company, whichever is later, shall be considered the date on which such option is granted (the "Date of Grant"), and shall be reflected in the option agreement. All options under this Plan shall be granted within 10 years of the date this Plan is adopted or the date this Plan is approved by shareholders of the Company, whichever is later. No options shall be granted pursuant to this Plan after December 22, 2002.

     (d)   Option Price.

     Each option agreement shall state the purchase price of each Share capable of being acquired upon exercise of the option, which price shall be determined by the Committee with respect to each option granted but shall not be less than ONE HUNDRED PERCENT (100%) of the fair market value of each such Share on the Date of Grant (or, in the case of any optionholder owning more than ten percent of the voting power of all classes of stock of the Company, not less than ONE HUNDRED AND TEN PERCENT (110%) of the fair market value of the Shares subject to the option. During such time that a public market has been established for the Shares, fair market value shall be deemed to be the closing price of the Shares, as published by any national securities exchange on which the Shares are traded, on the applicable Date of Grant, or the mean between the published bid and asked prices on such date if such Shares are not listed with any such exchange. In the event that Share prices are not published for the Date of Grant, such value shall be determined by calculating the weighted average of the closing prices or the mean between such bid and asked prices, as applicable, on the nearest trading dates occurring before and after the valuation date, in accordance with such rules as may be established by the Committee.

     (e)  Option Exercise.

     Unless otherwise provided in the option agreement, each option may be exercised in whole or in part at any time and from time to time during its specified term. Notwithstanding the preceding sentence and subject further to the provisions of section 4 above and subsection (h) below, each option granted under the Plan shall be initially exercisable only after the expiration of a twelve (12) month period measured from the Date of Grant.

     (f)  Mechanics of Exercise.

     A person entitled to exercise any portion of an option granted under the Plan may exercise the same at anytime, either in whole or in part, by delivering written notice of exercise to the office of the Secretary of the
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Company or to such other location as may be designated by the Committee, specifying therein the number of Shares with respect to which the option is being exercised, which notice shall be accompanied by payment in full of the purchase price of the Shares being acquired. Payment may be made wholly or partly in cash or in shares of the Company's issued and outstanding common stock, par value $.17 per share, already owned by the optionholder or by authorizing the Company to retain a sufficient number of Shares which would otherwise be issuable upon exercise of the option (valued for purposes of such payment as of the second business day preceding the date of exercise and otherwise in the manner contemplated in subsection (d) above. Subject to the optionholder's compliance with Section 16(b) of the Exchange Act, the Committee may also permit the holder to simultaneously exercise an option and sell the Shares thereby acquired pursuant to a "cashless exercise" arrangement and accept payment from a broker-dealer selected by and approved of in all respects by the Committee, and use the proceeds from such sale as payment of the exercise price of such options. No Shares shall be issued until full payment therefore has been made in the manner set forth above or in any combination of the methods set forth above, in each case to the extent approved by the Committee. If any adjustment contemplated by section 4 been effected so as to establish a right by an optionholder to acquire a fractional share, such fraction shall be rounded upward to the next whole number.

     (g)  Expiration of Option.

     Each option granted under the Plan shall expire and all rights to purchase Shares thereunder shall cease ten years after the Date of Grant or on such prior date as may be fixed by the Committee and specified in the subject option agreement; provided that any option granted to a key employee owing more than ten percent of the voting power of all classes of stock of the Company shall similarly expire five years after the Date of Grant.

     (h)  Transferability and Termination of Option.

     Unless otherwise provided as set forth below, each incentive stock option shall expire on the tenth anniversary of the Date of Grant thereof or the expiration date set forth in the applicable option agreement, whichever occurs first. Each option granted hereunder may be exercised only by the individual to whom it is issued and only during the period of his or her employment with the Company or within the ninety (90) day period following his or her termination of such service for any reason other than death or disability. If an optionholder dies before fully exercising any portion of an option then exercisable, or terminates his employment by reason of a "disability", as that term is defined in Section 4221(c)(6) of the Code, the option may be exercised at any time within the, twelve(12) month period following either event, but only with respect to the Shares which could be purchased by the holder at the time of death.

     (i)  Investment Purpose.

     Unless the Committee chooses to register or qualify the Shares under the Securities act of 1933, as amended (the "Act"), pursuant to the provisions set forth in Section 8 below, each option is granted on the express condition that the purchase of Shares upon an exercise thereof shall be made for investment purposes only and not with a view to their resale or further distribution unless such Shares, at the time of their issuance and delivery, are registered under the Securities Act, or, alternatively, at some time following such issuance their resale is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling. Any Shares so registered shall be promptly listed with each securities exchange through which any class of the Company's capital stock or other securities are traded.

6.   Effective Date and Term of Plan

     Subject to the prospective approval of the Plan by affirmative vote of the holders of a majority of the shares of the Company's voting stock represented in person or by proxy at the Annual Meeting of Shareholders to be conducted on or about August 25, 1993, the effective date of the Plan shall be December 22, 1992, and it shall remain in existence for a period of ten (10) years. No option may be granted hereunder subsequent to the expiration date of the Plan, but options then outstanding shall be exercisable in accordance with the terms hereof.

7.   Amendment and Discontinuance of Plan

     The Board may at any time amend, suspend or discontinue the Plan in such respects as the Board may deem advisable to ensure that any and all option awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the optionholder to benefit from any change in applicable laws or regulations, or in any other respect that the Board may deem to be in the best interests of the Company; provided that no amendment shall, without the consent of each affected optionholder, alter or impair the terms of any option previously granted under the Plan, nor, without further approval of the shareholders of the Company:

     (a) materially modify the class of employees eligible to receive options;

     (b) except as provided in section 4 hereof, increase the total number of Shares which maybe made subject to options granted under the Plan;

     (c)  change the minimum exercise price of an option;

     (d)  extend the maximum period during which options may be exercised;

     (e)  extend the termination date of the Plan; or

     (f) make any change that would disqualify the Plan from the exemption provided by Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation thereto, or that would disallow the benefits provided under Section 422 of the Code for incentive stock options.

8.   Miscellaneous Provisions.

     (a)  Tax Withholdings

     The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any stock option, or the delivery of any Shares, any federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. In addition, in the event that the optionholder disposes of any Shares within the two year period following the grant, or within the one year period following exercise of an incentive stock option (each a "Disqualifying Disposition"), the Company shall have the right to require the optionholder to remit to the Company an amount sufficient to satisfy all federal, state, and local withholding tax requirements as a condition to registering the transfer of such Shares on its books. If the Committee, in its sole discretion, permits Shares of the Company's common stock to be used to satisfy any such tax withholding, such Shares shall be valued based on the fair market value of such Shares as of the date the tax withholding is required to be made, as determined by the Committee.

     Each option agreement may provide that (i) the number of Shares issuable with respect to such option may be reduced by the amount necessary to satisfy any required tax obligation; and (ii) that payment be made by cash; (iii) delivery to the Company of previously owned Shares (for which the holder has good, marketable title, free of all liens and encumbrances); or (iv) authorizing the Company to withhold from the Shares otherwise issuable to the holder pursuant to an option grant a number of Shares sufficient in amount to satisfy any required tax obligation. In the event that an optionholder is subject to the provisions of Section 16 of the Exchange Act, the Committee may require that the method of satisfying such an obligation shall be in compliance with Section 16 and any regulations and rules promulgated thereunder.

     (b)  No Right to Employment.

     Neither the adoption of the Plan, the granting of any option, nor the execution of any option agreement, shall confer upon any employee of the Company any right to continued employment with the Company, as the case may be, nor shall it interfere in any way with the right, if any, of the Company to terminate the employment of any employee at any time for any reason.

     (c)  Unfunded Plan.

     The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any options awarded under the Plan. Any liability of the Company to any person with respect to any options awarded under the Plan shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company. Nothing contained in the Plan or any option agreement shall be construed as creating in respect of any participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company, and/or any such Participant, any beneficiary or any other person.

     (d)  Fringe Benefit and Compensation Programs.

     Payments and other benefits received by a Participant under an option agreement made pursuant to the Plan shall not be deemed a part of a optionholder's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company unless expressly provided in such other plans or arrangements, or except where the Committee expressly determines in writing that inclusion of any option or portion of an option should be included to accurately reflect competitive compensation practices or to recognize that any option has been made in lieu of a portion of a competitive annual base salary or other cash compensation. Options granted under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company. The existence of the Plan notwithstanding, the Company may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate its employees.

     (e)  Registration and Other Legal Compliance.

     No Shares shall be issued under the Plan unless legal counsel of the Company shall be satisfied that such issuance will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Any certificate for Shares delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such share certificates to make appropriate reference to such restrictions.

     If at any time and from time to time the Committee determines, in its sole discretion, that the listing, registration or qualification of any option, or any Shares or property covered by or subject to such option, upon any securities exchange or under any foreign, federal, state or local securities or other law, rule or regulation is necessary or desirable as a condition to or in connection with the granting or such option or the issuance or delivery of Shares or otherwise, no such award may be exercised, or paid in Shares or other property, unless such listing, registration or qualification shall have been effected free of any conditions that are not acceptable to the Committee.

     (f)  Registration of Shares.

     The Committee may determine, in its sole discretion, that the registration or qualification under any federal or state law of any Shares to be granted pursuant to the Plan (whether to permit the grant of stock options or the resale or other disposition of any such Shares by or on behalf of the key employees receiving such Shares) may be necessary or desirable and, in any such event, if the Committee so determines, delivery of the certificates of the Shares shall not be made until such registration or qualification shall have been completed. In that connection, the Company agrees that it will use its best efforts to effect such registration or qualification when it deems such action to be in the best interests of the Company, provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Securities Act, as amended, other than to file a Form S-8, as presently in effect, or other such forms as may be in effect from time to time.

     (g)  Compliance with the Exchange Act.

     All transactions under this Plan that involve persons subject to Section 16 of the Exchange Act are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

     (h)  Designation of Beneficiary

     Each optionholder to whom an award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any rights under the terms of the Plan and the relevant Option Agreement may remain exercisable for a period of twelve (12) months after the optionholder's death. At any time, and from time to time, any such designation, change or modification must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased optionholder, or if the designated beneficiaries have predeceased the optionholder, the beneficiary shall be the optionholder's estate.

     (i)  Leaves of Absence/Transfers.

     The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company granted to an optionholder. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the optionholder has terminated employment with the Company.

     (j)  No Assignment of Benefits.

     No option grant or other benefit payable under this Plan shall, except as otherwise specifically provided by this Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such benefit shall be void. All benefits payable under this Plan shall not in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

     (k)  Notice of Disqualifying Dispositions

     If an optionholder engages in a Disqualifying Disposition with respect to any Shares purchased pursuant to the exercise of an incentive stock option (i.e., sale within one year after exercise of an option or two years after the date of grant), the optionholder shall be required to notify the Company of the date of disposition of such Shares, the number of Shares sold and the consideration, if any, received so as to enable the Company to claim the benefit of any tax deduction for compensation that is available under the Code.

     (l)  Modification, Extension, Renewal and Reload of Stock Options.

     Subject to the terms and conditions within the Plan, the Committee may modify, extend, or renew outstanding options granted under the Plan, accept the exchange of outstanding options, or if permitted in the Option Agreement, grant a reload stock option to purchase that number of Shares delivered to the Company in partial or full payment of the exercise price of an option; provided, however, (I) that any modified, renewed, extended or reload option is granted with an exercise price that reflects the current fair market value of such Shares; (ii) any renewal, extension, or reload of a stock option does not cause the Plan to lose its exemption under Rule 16b-3 of the Exchange Act, as may be amended from time to time; and (iii) any renewal, extension, cancellation, exchange or grant of a reload option does not cause the optionholder to violate the provisions of Section 16(b) of the Exchange Act.

     (m)  Notices.

     Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (i) on the date it is personally delivered to the Secretary of the Company at its principal executive offices or
(ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to an optionee (i) on the date it is personally delivered to him or her or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

     (n)  Governing Law.

     The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

                               Technology Research Corporation




                               By:  Robert S. Wiggins
                                    ___________________
                                    Robert S. Wiggins,
                                    Chairman of the Board